EXHIBIT 23.1
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                         CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion in Compton Petroleum Corporation's Annual Report on Form 40-F for the year ended December 31, 2005 of our audit report dated March 13, 2006, on the consolidated balance sheets of Compton Petroleum Corporation as at December 31, 2005 and 2004, and the consolidated statements of earnings, retained earnings and cash flow for each of the years in the three year period ended December 31, 2005, to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.


/s/  Grant Thornton LLP

Chartered Accountants
Calgary, Alberta
March 13, 2006